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                                       IAM
                                    AGREEMENT
                                   1998 - 2001


                             ARTICLE I - RECOGNITION

1 ALTEC International (hereinafter referred to as the "Company") recognizes Local Lodge 2191 of District Lodge 66 of The International Association of Machinists and Aerospace Workers, AFL-CIO (hereinafter referred to as the "Union") as the sole and exclusive bargaining agent for its employees at its La Crosse, Wisconsin manufacturing facility for the purpose of collective bargaining with respect to the wages, hours and working conditions of said employees.

2 As used in this Agreement, the terms "employee" and "employees" shall include all production and maintenance employees, including all craters, receiving clerks and toolroom employees, but shall exclude all administrative employees, factory office clerical employees, engineers and technical employees, standards and factory cost department employees, professional employees, guards, safety inspectors, nurses, student trainees and all supervisory employees as defined in the Labor Management Relations Act.

3 Employees in the above excluded jobs are not covered by this Agreement; but if employees currently in such jobs subsequently take other jobs within the coverage of this Agreement, then such employees shall be eligible to membership in the Union upon such notification to them by the Company.

4 This Agreement shall be binding on any and all successors and assigns, who by purchase, lease, transfer of stock or merger, acquire control of the Company's manufacturing facility in La Crosse, Wisconsin.

                           ARTICLE II - UNION SECURITY

5 Employees eligible for Union membership as defined in this Agreement shall be required at the expiration of their probationary period to become and remain members of the Union in good standing with respect to the payment of uniformly levied initiation fee and periodic dues as a condition of employment.

                               ARTICLE III - HOURS

                            REGULAR WORK DAY AND WEEK

6 Eight (8) hours shall constitute a regular day's work and not more than forty (40) hours shall constitute a regular week's work. The regular work week will begin at 11:00 p.m. on Sunday and will end on Friday.


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                                   SHIFT HOURS

7 The shifts may consist of one day and two night shifts. The regular working hours are as follows:

        3rd Shift 11:00 P.M. to  7:00 A.M.
        1st Shift  7:00 A.M. to  3:00 P.M.
        2nd Shift  3:00 P.M. to 11:00 P.M.

        Third shift weekly start will be 11:00 P.M., Sunday.

8       Regular Lunch Periods.

        1st Shift 11:30 A.M. or 12:00 Noon
        2nd Shift  8:30 P.M. or  9:00 P.M.
        3rd Shift  4:00 A.M. or  4:30 A.M.

        All employees are assigned to a three shift basis and will have a paid 15 minute lunch period starting at one of the times listed above in this paragraph.

                              ARTICLE IV - OVERTIME

                                     GENERAL

9 Union members will cooperate in working of necessary overtime; however, an employee shall have the right to refuse to perform overtime work where the Company is able to secure someone else who is experienced to perform the work.

10 An employee shall have the right to refuse to accept overtime work whenever they have a reasonable excuse or where the length of time is so excessive so as to endanger their health.

11 It shall be the policy of the Company to ask for overtime before 12 o'clock for the day shift - 9 o'clock for the second shift and the day before for the third shift for daily overtime. In no event shall a first or second shift employee be required to work Saturday when notification is given later than the end of the employee's Thursday shift nor where the Saturday shift is more than five (5) hours. For first and second shift employees, the Company will schedule consecutive 5-hour shifts on Saturday and/or Sunday except production needs require another schedule. When two shifts are being scheduled, the first and second shifts will be scheduled for the same number of hours. Third shift employees will not be required to work Saturday when notification is given later than one hour after the beginning of the Thursday shift. The normal Saturday or Sunday shift for third shift employees is eight (8) consecutive hours. If a change in schedule is necessary, the area committeeman will be notified and given the reason for such deviation - this will be done before the deviation whenever possible. 1st and 2nd shifts will have the right to work five (5) hours starting on their regular Saturday and Sunday shift, since the regular shift on weekends is five (5) hours.



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                                OVERTIME PREMIUM

12 All hours worked in excess of eight (8) in a work day will be paid at one and one-half (1-1/2) times the regular straight time hourly rate.

13 When an employee works hours prior to or after their normal shift they will be paid overtime at time and one-half. The exception to this is when an employee requests earlier starting and stopping time and the Management agrees, then the Company is not obligated to pay overtime hours before or after their regularly scheduled shift.

14 The Management has agreed to pay double time for all overtime hours worked which exceed sixteen (16) hours in any one week with the understanding with the Shop Committee that the Management has a right to replace the employee that is working and has put in sixteen (16) hours overtime. The Management will make the transfers in such cases. The Management will replace the employee with an employee from within the department as follows:

        1. With an employee from the same department and shift.

        2. If possible with an employee from the same department on another shift.

        3. Where employees for replacement are not available within the department, employees capable of performing the work will be transferred in from other Departments.

        Hours worked on a day observed as a holiday under this Agreement will be included in such sixteen (16) hours under this paragraph.

                            SATURDAY AND HOLIDAY PAY

15 All Saturday work shall be paid for at the rate of one and one-half (1-1/2) times the hourly rate including third shift Saturday work which starts at 11:00 p.m. on Friday. All work done on Sunday and legal holidays shall be paid for at the rate of double time except where a regular third shift starts on a Sunday or a holiday and then the regular working hours shall be compensated at the applicable regular rate.

                                OVERTIME CHARGING

16 An employee's overtime record shall be credited with overtime when they are asked whether they work or not. If the department works overtime, an absent employee's overtime record shall be charged with any overtime for which they would have been eligible had they not been absent, including an employee on vacation or sick leave.

        An employee on a day-at-a-time vacation when overtime is scheduled but who returns before the overtime is worked shall be asked for that overtime if such employee is eligible and qualified. If such employee replaces another employee, the employee being replaced is not charged for that overtime. An employee's absence on Thursday will not jeopardize that employee's rights to weekend overtime if they return to work on Friday. However, it will be the employee's responsibility to communicate with management no later than the start of the lunch period of their Friday shift to determine if weekend overtime is available.


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        Where the applicable rate of pay is time and one-half, the employee will be charged with one and one-half hours overtime for each overtime hour.

        Where the applicable rate of pay is double time, the employee will be charged with two hours overtime for each overtime hour.

        An employee asked to work overtime after the deadlines defined in Paragraph 11, where the overtime is in a department or shift other than their own, will not be charged with such overtime refused but will be charged if they work such overtime.

        An employee who is asked to work additional overtime while working a weekend overtime shift, will not be charged for such additional overtime if refused, but will be charged if they work such additional overtime.

        Telephone offers of overtime where management reaches the employee are charged whether or not the overtime is worked. Where a message is left with someone other than the employee, and the employee fails to work, the overtime will not be charged. All work, or refusal of work, on a day observed as a holiday under this Agreement is charged.

        An employee who accepts an overtime assignment but fails to report for and work such assignment without being excused by management will be charged at double the rate charged if the overtime were worked, starting with the second such instance. Starting with the third such instance, the employee will be charged triple the rate charged if the overtime were worked.

        No double charge or triple charge will be made for an overtime assignment missed due to hospitalization of the employee or death or hospitalization of a member of the employee's immediate family.

17 When an employee is transferred to a different Department, they will get the average overtime for that Department. When they are transferred back to their Home Department, they will receive the overtime average of their Home Department.

                              OVERTIME DISTRIBUTION

18 The supervisor will keep daily records of all overtime worked by the employees. In order that the overtime within the various departments is distributed as evenly as possible, those with the least amount of overtime shall be asked to work first among those qualified to do the work. It is recognized that an employee may be qualified to do the overtime work without holding the applicable job classification. If an employee is eligible for overtime but declines the hours that are offered, the overtime may be offered to the next qualified employee. The foreman's copy of the overtime record will be posted at the foreman's desk and kept as current as possible. The names and work centers, where applicable, of those scheduled for weekend overtime work in the department and shift will be displayed in the department area by the supervisor prior to the overtime work to permit checking by employees so they may determine before the overtime is worked if any errors in selection have been made. This information is to be used by employees to point out any overtime assignment errors to the supervisor before the overtime is worked, wherever possible. When an entire shift in a department is scheduled for weekend work, a notice displayed to that effect need not include names and work centers.


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19      The Company will  continue its practice of  distributing  overtime as equally as possible on the shift in a department.

        It is further agreed that the Company will maintain as close a balance of overtime hours among the shifts within a department as production necessities and individual skills allow.

                  OVERTIME ENTITLEMENT ON TRANSFER OR PROBATION

20 A transferred employee shall have to work five (5) days before they are entitled to overtime. However, they may work if all other people in the Department have been asked.

21 Probationary employees will not be asked to work until all employees with seniority working in the department and on the shift, including transferred employees, have been asked to work; except that when all employees in the department on all shifts who are qualified for the work involved have been asked to work and more employees are needed, qualified probationary employees may be asked.

                              ARTICLE V - HOLIDAYS

                                  PAID HOLIDAYS

22 All employees on the seniority list shall receive eight (8) hours pay at their regular straight time hourly rate inclusive of shift premiums for the following holidays: New Year's Day, Good Friday, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, day after Thanksgiving Day, December twenty-fourth, Christmas Day and December thirty-first, providing the employee has worked a major part of their last scheduled work day before and the major part of their first scheduled work day after the holiday, providing such days are in the same work week as the holiday; except where this work requirement is specifically waived by the Company for reasons of personal urgency.

23 When December twenty-fourth and December thirty-first fall on Saturday or Sunday, the holidays will be observed on the preceding Friday. When any other holiday listed above falls on Saturday, it will be observed on the preceding Friday.

                      ON LAYOFF AND SICK OR MILITARY LEAVE

24 Employees who have been laid off in a reduction of force during the work week prior to or during the week in which the holiday falls shall receive pay for such holiday.

        In the event one of the paid holidays falls during an employee's vacation, they have the option of substituting the day(s) before or the day(s) after their vacation for said holiday(s).

25 Employees who go on sick leave during the work week prior to or during the week in which the holiday falls shall receive pay for such holiday.

        Employees who go on military leave during the first or second work week prior to or during the week in which the holiday falls shall receive pay for such holiday.


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                        ARTICLE VI - OTHER PAY PROVISIONS

                                  CALL BACK PAY

26 Any employee called back for work outside their regularly scheduled hours shall receive not less than two (2) hours pay at their applicable rate.

                                  REPORTING PAY

27 When an employee reports for work and no work is available, they shall be paid up to four (4) hours at their regular straight time rate for the time lost during the first half of their shift unless they were notified in advance of the starting time of their shift not to report for work. However, if stoppage of work is due to fire, lightning, failure of power lines or other causes beyond the Company's control no payment for lost time shall be made.


28 The Management agrees that an employee shall be notified when not to report for work by either, the supervisor of their department, the Personnel Department or the Management, provided the employee has furnished the correct phone number to the Company. If the correct phone number is not provided and the employee cannot be contacted, no reporting pay will be paid.

                             TIME LOST DUE TO INJURY


29 If it has been established that an injury to an employee has arisen out of and in the course of their employment with the Company, and the employee is instructed by the Medical Department to receive outside treatment for the injury during the current shift, they will be paid for time necessary to obtain such treatment. If follow-up outside treatment is required which cannot be scheduled outside the employee's regular working hours, the employee will be paid up to two (2) hours at their regular straight time hourly rate for time lost from their regular working hours for any such follow-up visits.

30 In the event an employee is instructed by the Medical Department to receive subsequent outside treatment during their regular shift because of their inability to continue work due to the original injury, they will be paid for time necessary to obtain such treatment.

31 In any case in which an employee believes outside treatment for the injury is necessary during their regular working hours even though the Medical Department has refused to instruct them to receive such outside treatment, the employee may at their option leave work to receive outside treatment. Should it be determined that the treatment was necessary in order the employee continue work or if it is determined that they are unable to continue work, the employee will be paid for the time lost from their regular working hours in accordance with Paragraphs 29, 30, and 32.


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32      If the employee loses time and the attending physician determines they is physically unable to work the balance of the shift on which they received outside treatment due to the severity of the injury, they shall be paid for the balance of that regular shift, but not to exceed eight
        (8) regular hours, upon furnishing proof of the physician's determination. If an employee is injured while working in the plant and such injury arises out of and in the course of their employment, and the injury is of such nature as to prevent the employee's return to work for an initial period of three (3) or more consecutive calendar days excluding Sunday or paid holiday or vacation following the day of injury, then the Company will pay such employee a sum equal to the current sickness and accident daily benefit rate for each of such three
        (3) days; provided however, that such payment shall not be made if the Workmen's Compensation carrier of the Company is required to pay the employee Workmen's Compensation for the three (3) day period following the day of injury.

33 Under the following circumstances the Company will pay for up to two and one-half (2-1/2) hours for working time lost by an employee on Monday:

        1. An employee is injured at work on a Saturday and obtains outside treatment.

        2. An injured employee is instructed by their doctor to report for medical evaluation on the following Monday morning before going to work.

        3. The employee notifies their supervisor in advance that they won't be in on time.

        4. The employee reports for work on the Monday involved before 9:30 a.m.

                                   BEREAVEMENT

34 An employee with seniority, who is working at the time, will be granted three (3) regular working days off with pay in the event of a death in the employee's immediate family. Immediate family is defined as the employee's wife, husband, father, mother, son, daughter, brother, sister, father-in-law or mother-in-law. An employee may take the time off with pay later than the day of death or funeral if circumstances warrant and are a direct result of the death. An employee with seniority, who is working at the time, will be granted one (1) regular work day off with pay to attend the funeral of a grandparent or grandchild of the employee.

                                    JURY DUTY

35 An employee with seniority shall be excused from work on a work day on which they are called to perform jury service in a court of record, provided they give prior notice to the Company.

36 An employee with seniority who is excused from work for jury service and who furnishes the Company with a statement from the court with regard to jury pay received and time spent on jury service will be reimbursed by the Company as follows:

        1. All employees will receive eight (8) hours pay at their regular straight time rate including all applicable premium pay less the amount received as jury pay for each day they are called to serve as a juror.

        2. A day of jury duty is defined as any day for which the employee is required to appear regardless of having served, certified by written statement from the court.


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                             ARTICLE VII - SENIORITY

37 It shall be the policy of the Company to recognize seniority. To accomplish this, there shall be one seniority list covering all employees in all production departments. Where two or more employees gain seniority on the same day, their relative seniority shall be determined by last name alphabetical sequence with, for example, an employee whose last name begins with "A" being regarded as senior to one whose last name begins with "B". Last name changes due to marriage, etc. which occur after the day on which an employee gains seniority shall not affect seniority.

        In the event that, before June 1, 1988, a person who, as of the effective date of this agreement, is an employee of the Trane Company temporarily assigned to ALBRAZE International (ALTEC International) the ALBRAZE (ALTEC) seniority date of said person will be January 5, 1986. Notwithstanding the provisions of Paragraph 39, above, the relative seniority of employees whose ALBRAZE (ALTEC) seniority date is January 5, 1986 shall be determined by the among of Trane Company seniority which they possessed as of the effective date of this Agreement.

                               PROBATIONARY PERIOD

38 An employee shall have no seniority rights until the completion of their probationary period. The probationary period shall consist of sixty (60) actual days worked. This calculation does not include overtime outside the normal schedule. The date given the employee for their seniority standing will be the day following the end of their probationary period.

39      An employee shall lose their seniority rights for the following reasons:

        1. If they shall voluntarily terminate their employment with the Company.

        2. If they have been discharged for just cause.

        3. After being laid off, if an employee fails to report for work within five (5) days after being notified by the Company, through the Personnel Department by Certified letter, provided, however, that no employee shall lose their seniority rights if their failure to so report is the result of sickness or causes beyond their control, in which case the employee shall furnish written proof as to that fact.

        4. If for any reason an employee has had twenty-four (24) consecutive months of unemployment with the Company or a period equal to one-half (1/2) of their seniority, whichever is greater.


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                                     LAYOFF

40 When it becomes necessary to reduce the working forces, the last employee on the plant seniority list shall be the first employee laid off, etc., and the last employee laid off shall be the first employee recalled, etc., except as hereinafter provided. Before any layoffs or recalls of any employees occur, a list of employees to be laid off or recalled will be presented to the Shop Committee as to the employees laid off or recalled and the effect on seniority; but this shall not in any way interfere with the right of the Company to reduce its force.

                      EXEMPTIONS AND DEVIATIONS FROM LAYOFF

41 All welders, electricians, and toolroom employees are exempt from the seniority clause as to layoff as long as they are needed on their exempted jobs. It is understood that an exempted employee must have demonstrated the capability to perform the required job. If the Company replaces an employee exempted in one of the above jobs with an older qualified employee, the exempted employee will be laid off.

42 Deviations from straight plant seniority in addition to those listed above can only be made for justifiable reasons, that is, when an employee's qualifications are essential on available work and no senior employee not subject to layoff has the necessary qualifications. The Company will specify such exemptions to the Shop Committee sufficiently in advance of the layoff giving the specific reasons for such deviations in each case. The Company will endeavor to find alternate qualified employees not subject to layoff for such exempted employees to replace those so exempted. The Company will not be required to make more than two transfers to replace one employee under this paragraph.

43 The parties may discuss from time to time the problem of deviations from seniority on layoff.

44 If the Union does not agree with certain exemptions, the Company and the Shop Committee shall make every effort to resolve their differences before resorting to the grievance procedure.

                                  LAYOFF NOTICE

45 When layoffs, because of lack of work, are in accordance with straight seniority, the employees affected shall be given three (3) working days notice before being laid off for a period of two (2) weeks or more. It is further agreed that in case of material shortages resulting from conditions beyond the Company's control, the three (3) days' notice provision will be waived. Employees exempted from layoff who are to be laid off because they are no longer needed on the work for which they are exempted may be laid off without notice. However, first and second shift exempted employees will work to the end of the shift in which layoff notice is given. Paragraph 27 will apply to third shift exempt employees who are to be laid off without notice.


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                                 ONE DAY LAYOFFS

46 Layoffs, due to lack of work or material shortages, will be made by seniority in a department, provided such a layoff does not exceed eight
        (8) hours in any one week. For any layoff in excess of eight (8) hours in any one week, the procedure set forth in Paragraphs 40-44 will be followed. This paragraph is not intended to be used to establish a regular work week of less than five (5) days for the employees in any department, and shall be applied in such a way that no employee is affected in their department more than six (6) times nor more than three
        (3) consecutive weeks in a twelve (12) month period. The Union Committee will be notified in advance of any layoff under this paragraph.

                                    INVENTORY

47 In the event that production is interrupted due to the taking of inventory, the parties will meet to discuss appropriate work assignments.

                             ARTICLE VIII - TRANSFER

                              REQUESTS FOR TRANSFER


48 All requests for permanent transfers by employees may be granted by the mutual consent of the Shop Committee and Management. The selection of employees shall be based upon the Job Selection Guidelines.

49 When an employee is granted a job or department transfer at their own request they shall have a trial period of up to thirty (30) days. The exception to the foregoing sentence is in cases where an extension of a trial period, due to skills is requested by the Company or the Union, and such extension is agreed to by the Company and the Union. they will receive the rate of the job they are performing while on transfer if they are qualified. If it is decided to make the transfer permanent, the employee will be given a rating for which they are qualified.

        1. When such request is made, the Union and the employee and the supervisor will receive a written notification.

        2. In the event that an employee is accepted for training on a job with a labor grade higher than their present job they shall, when they complete the trail period, be paid the time and grade rate of the new job which is closest to but not less than their time and grade rate on their former job.

        3. It is agreed that in cases where an employee has upgraded to a higher skilled job and as a result would receive lower progression rate, such employee would not receive less in the new posting (upgrade) than they would in their old position. This inconsistency results from the increases to the maximum rate level for each position. Each situation would be dealt with individually. No change will be made to the progression levels in the rate structure.

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                                FORCED TRANSFERS

50 When an employee is forced to accept a permanent job or department transfer due to a shortage of work, material, manpower, etc., such employee shall carry their present classification rate for a period of six months. An employee will receive the rate of the job they are performing while on transfer if they are qualified and if the rate is higher. After six (6) months the employee will be given a rating in the new department for which they are qualified.

        If, up to three (3) months from the employee's date of forced transfer a position opens up in their home department, the employee will have the option to return to their home department, if they are qualified for the position.


                               SENIORITY PRINCIPLE

51 It shall be the policy of the Company to follow the principle of seniority whenever skill is not a consideration when moving transferred employees out and returning employees to their home department. Employees will be transferred from their home department by inverse seniority regardless of shift assignment provided the remaining employees are qualified to perform the work.

        When it is necessary to transfer employees and the position to be transferred to is a job of a higher labor grade than in the department, employees are to be transferred by seniority. Senior employees will be offered said transfer prior to junior employees being forced to transfer, provided the remaining employees are qualified to perform the work. Transferred employees will be returned to their home department on the basis of seniority whenever skill is not a consideration.


                       EXCEPTION FOR UNION REPRESENTATIVES

52      1.   A department steward or a member of the Shop Committee will not be transferred from their home department nor subject to being replaced on their shift. This provision shall not be construed to give extra seniority to such representative in the event of a layoff, nor to prevent such Union Representative from exercising their seniority.

        2. In the event the selection of a safety steward is other than a department steward, the language of paragraph #1 above will apply to said safety stewards.


                       CALLING BACK TRANSFERRED EMPLOYEES

53 When it is established that there is a need for additional personnel for ten (10) working days or more in a Department, with employees out on transfer such employees will be returned to their Home Department to fill the need in accordance with Paragraph 51 unless such need is being met temporarily by an employee with physical limitations who is unable to perform their normal duties. Such needed employees will be returned to their home department as soon as possible but not later than thirty
        (30) calendar days. Presence of a physically limited employee in a Department will not result in a senior employee on transfer losing their rate or job.

54 Except where production needs reasonably require otherwise, employees shall not be placed in a department where employees are transferred out prior to returning those on transferred back to their home department by seniority.


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        It is recognized that in order to use the work force efficiently and keep people working in so far as possible, the company requires flexibility in farming or transferring employees for a period of time, due to the reduction of work in the Home Department, or their specific skill is needed in another department, or because of the production need of another department. The farming of an employee shall be by inverse seniority by shift, and will not exceed 10 working days.


                               WAGE RATE HANDLING

55 When an employee is transferred into a job classification they previously carried, they shall receive the rate for that job retroactively, after accumulating five (5) full days, provided such a rate is higher than they are carrying. If they continue on the job for a period of six (6) months, their short term rate shall become their new classification.


                               NOTICE OF TRANSFER

56 The Company will endeavor to give each employee a Notice to Report Form on the day preceding the transfer or shift change by 12:00 P.M. (noon) on the first shift, 9:00 P.M. on the second shift and 4:45 A.M. on the third shift.


               NEW TECHNOLOGY, PRODUCT TRANSFER OR DISCONTINUANCE

57 The Company and the Union agree that it is to both their mutual benefit and a sound economic and social goal to utilize the most efficient machines, processes, methods and/or materials. In this way, the Company will be able to compete effectively in the market place and, thereby, provide economically secure jobs for its employees.

58 When the Company changes technology, transfers a product line or a portion thereof from La Crosse, or discontinues the manufacture of a product line or portion thereof at La Crosse, or merges two or more departments and as a result of such action a department is dissolved or a major portion of the regular employees in such department are no longer needed on their jobs, each employee in the department whose job is abolished because of this action will be subject to the following procedure:

        1. Prior to the implementation of any of the above, the Company will meet with the Union to discuss the impact.

        2. The Company agrees to train displaced employees within a reasonable period of time (6 months or less) for available positions.

        3. Employees in classifications and areas will be handled in a manner consistent with marginal paragraph 50 of the agreement.

                                 NEW DEPARTMENT

59 A new department is created when a new product line is originally manufactured in a separate plant area, and such department is assigned a new department number. When a new department is created, the Company and the Union will agree upon a procedure for the distribution of information regarding the department and the minimum requirements therefore. The selection of the employees will be made in accordance with Paragraphs 48 and 64 and the provisions of Paragraph 49 shall also apply.

        The Job Selection Guidelines will be the determining factor when making the selection.

                                    UPGRADING

60      1.   The Company will continue to upgrade employees to higher skilled jobs where possible to do so. The fact that an employee is proficient on their current job will not in itself be the cause to prevent their being upgraded to a higher skilled job.

        2. When a successful bidder is selected to report to the posted/notice job they can be held up to thirty (30) days in their current job. If it is necessary to hold the employee beyond the thirty (30) days, the employee will be reimbursed for any monetary loss upon the successful completion of the training/trial period for the new job.


                    TRANSFER TO LIGHTER WORK AND INCAPABILITY

61 When a senior employee, who is at the time working, requests a transfer to light work, or the Company determines that such an employee can no longer perform their job due to advanced age, physical incapacity or is incapable of performing their regular job, the Company and the Union will discuss the problem with the intent of:

        1. Assigning them to available work which they are able to perform and which needs to be performed, and

        2. Paying for such work at the wage rate of the job they would be performing.

        It is understood that the above does not obligate the Company to make work for an employee or to assign an employee to work which they cannot perform satisfactorily.


                     LEAVING OR RETURNING TO BARGAINING UNIT

62 Any member of the bargaining unit who has been promoted or transferred or is promoted or transferred to a position outside the bargaining unit described to a position outside the bargaining unit described in Article I shall maintain the amount of seniority they had at the time of such promotion or transfer and will not continue to accumulate seniority within the bargaining unit.

        Should such employee request to return to the bargaining unit or should the Company decide to return such employee to the bargaining unit, they will be reinstated with the amount of seniority they maintained at the time of their promotion or transfer. The Company agrees that it will not return employees to the bargaining unit for the purpose of temporarily reducing the staff of non-bargaining unit employees. When such employee returns to the bargaining unit, their job and department assignment will be at the discretion of the Company. The Union will be notified of the job and department assignment five (5) days prior to such assignment wherever possible. However, they will not be placed in a department where their assignment would cause the transfer of a regular department employee then working in the department or where there are employees out of such department on transfer, or where there is not a need for them in the department for at least ten (10) working days. Furthermore, upon return to the bargaining unit, such an employee will be assigned a labor grade no higher than the highest they held in the three-year period just prior to their promotion from the bargaining unit.

63 Nothing, however, contained in Paragraph 61 shall be construed as limiting the Company's right to discharge any employee promoted or transferred from the bargaining unit for cause.

        Should any employee who has been promoted or transferred from the bargaining unit and then returned to the bargaining unit under the above procedures, be subsequently again promoted or transferred from the bargaining unit, they will lose all seniority status ion the bargaining unit on the date of such promotion or transfer.

        An initial temporary vacation replacement assignment of up to 3 months outside the bargaining unit will not be counted toward the limitations of this paragraph.


                              TRANSFERS NOT COVERED

64 All transfers not covered elsewhere in this Agreement shall be discussed with the Shop Committee before such transfers are made.


                          ARTICLE IX - SHIFT TRANSFERS

                     VOLUNTARY SHIFT EXCHANGE (UP TO 1 WEEK)

65 Voluntary shift exchanges which are approved by management will be permitted between two (2) employees in the same department on a temporary basis (up to 1 week) if such exchange conforms to the Walsh-Healey Act and does not cause overtime payments. No changes in night shift premium will be made for either employee involved in temporary shift exchange under this paragraph.


                   VOLUNTARY SHIFT EXCHANGE (MORE THAN 1 WEEK)

66 A request for an exchange of shifts - for up to one (1) year by two employees in the same department will be permitted providing:

        1. Neither employee puts in more than eight (8) hours in a 24-hour period in making the exchange, to conform with the Walsh-Healey Act.

        2. Neither of the employees making the exchange may do so again within a period of one (1) year.

        3. The qualifications and experience of both employees are relatively equal.

        4. Such request must be in writing to the Company, signed by the employees involved, specifying the duration of the voluntary shift exchange, with a copy to the Union.

        5. With respect to this paragraph, all other provisions of this Agreement shall apply.


                                SHIFT PREFERENCE

67 An employee upon attaining seniority may replace a junior employee in the same skill on a different shift in the same department subject to the following:

        1. When an employee gains seniority they can be replaced by a senior employee.

        2. Where the senior employee is replacing an employee in the same or a lower rated labor grade, the Company will in all instances where possible train a replacement within three (3) months for the senior employee so that they will be able to exercise their shift transfer. The training period will start within a one (1) week period after the employee's written request is acted on at the regular meeting.

        3. Employees shall have the right to change shifts under this Section no more than (4) times within each calendar year.


                             TRANSFER TO NIGHT SHIFT

68 When it is necessary to transfer a first shift worker to the second or third shift or a second shift worker to the third shift or the starting of a second or third shift, the youngest employee by seniority in the Department capable of doing the work involved shall be so transferred, unless a senior employee has preference to be transferred to the shift involved.


                          ARTICLE X - POSTED VACANCIES

69 Should a vacancy occur within the Department due to retirement, termination, promotion, etc., the Company will discuss with the Union if said vacancy needs to be filled.

        1. Employees from within the department where the opening is, will be offered said openings by seniority before moving to step #2 of this paragraph.

        2. When a vacancy exists, the posting shall indicate the department, shift and for information purposes only, an identification of the major department functions(s), and a listing of typical labor grades in the department.

        3. If the posted vacancy is filled by an employee from the posted department from another shift, this transfer may result in a vacancy on their shift, which in that event will be posted. No further transfer or postings will be made.

        4. If the posted vacancy is not filled by someone from the posted department, it may be filled by a bidder from another department.

        5. If an employee, after having received a posted vacancy, returns to their home department, a second employee from the original list of bidders may be selected to fill the vacancy.

        6. If an employee is selected for a posted vacancy and subsequently returns to their Home Department at their own request, they shall be restricted from bidding on another posting for a period of six
             (6) months from the date of transfer to the posted vacancy.

        7. Vacancies will be filled based on the Job Selection Guidelines established and agreed to by the Union and Company.

        8. When additional personnel are required the Company will post a notice.

        9.   The Company and Union will review notices prior to publication.

When an employee is selected for a position and completes the training period, said employee will be restricted from bidding on another posting or notice for four (4) months. This is not intended to prevent an employee from bidding on a higher skilled job during this four (4) month period.

                       ARTICLE XI - RULES AND REGULATIONS

70      1.   Pilfering, which includes the stealing or taking away of any
             Company property (including scrap) without the written permission of the Production Manager or their agent is prohibited.

71      2.   Falsification by an employee of their own starting and stopping time is prohibited.

72      3.   Carelessness of an employee which contributes to the injury of a fellow employee; any act of an employee which does or might contribute to the serious injury of an employee, which includes fighting on Company property; or any intentional act which results in the destruction, the defacing of Company property, or the writing of indecent language, drawing obscene drawings on cards, bulletin boards, walls, or any other part of the Company property, is prohibited.

73      4.   The use or possession of intoxicants or controlled substances on the Company's premises or on Company's premises or on Company time is prohibited.

74           A VIOLATION OF ANY OF THE RULES AND  REGULATIONS  NUMBERED  ONE
             (1), TWO (2), THREE (3), OR FOUR (4) WILL BE CAUSE FOR IMMEDIATE DISCHARGE.

75      5.   Those employees who are capable of performing their assigned job efficiently and capably, but who fail to do so, will receive a written warning, a copy of which will be given to the Shop
             Committee. The employee will be given at least thirty (30) days to show satisfactory improvement. If following receipt of the written warning, the employee fails to show satisfactory improvement, they will, not earlier than thirty (30) days and not later than sixty (60) days following such receipt, be given a one
             (1) week suspension. Where an employee's previous service record has been good, the length of the suspension may be modified. If the employee receives a second written warning with six (6) months of the beginning of their suspension, they will be given at least thirty (30) additional days to show satisfactory improvement. If, following receipt of the second written warning, the employee fails to show satisfactory improvement, they may, not earlier than thirty (30) days and not later than sixty (60) days following such receipt, be discharged. In all cases under this rule, an employee's previous Company service record shall be given consideration before the discharge penalty is invoked. The time periods given in this paragraph are understood to be periods
             "of working time".

                             "WORKING TIME" DEFINED

76 The phrase "working time" referred to in Paragraph 75 of this Agreement shall include periods during which the employee is actually working, vacations, time lost due to bona fide illness or injury, military training, and a consecutive absence of six (6) months or more for any reason. Each period of time three (3) months, one (1) year, etc. followed by "working time" will in every case terminate no later than eighteen (18) months after the date it begins.


                                REPORTING ABSENCE

77   6.   All employees must call into the Central Reporting System when they are unable to report for work, unless their absence has been approved in advance by their supervisor. Employees calling in to the Central Reporting System must give a reason, i.e., personal business, sick, injury..., for their absence and the date they expect to return to work. Whenever possible, the call to the Central Reporting System should be made prior to the start of the employee's shift.


                             EXCUSED ABSENCE DEFINED

78 The following absences will be excused when approved by the Company and will not be subject to the progressive discipline procedure:

        1. Jury duty, military duty, funeral leave, occupational illness/injury, supervisory pre-approved leaves of absence, vacation, paid holidays, not scheduled for work, Union business, sickness, and situations that are caused by extenuating circumstances not preventable by the employee.

        2. Employee must provide medical proof acceptable to the Company upon returning to work, if they have excessive absenteeism, as defined in Par. 81-3.

        THE FOLLOWING LANGUAGE WILL APPLY WHEN AN EMPLOYEE HAS REACHED THE THIRD STEP OF THE UNEXCUSED ABSENCE - DISCIPLINE AS DEFINED IN PARAGRAPH 81 OF THE CURRENT LABOR AGREEMENT.


                            UNEXCUSED ABSENCE DEFINED

        Unexcused absence is defined as:

        1. Failure to notify the Company before the absence or on the first day of absence prior to the start of the employees shift except where the employee furnishes proof that it was impossible to give such required notice, the absence will be unexcused.

        2. Absence which is not excused by the Company even though it is reported on time. An employee having an excessive absentee record must furnish proof acceptable to the Company that their absence was the result of sickness or causes beyond their control to be excused for such absence.


                          UNEXCUSED ABSENCE LIST REVIEW

79. Six (6) months after an employee is placed on the unexcused absence list, a review of their attendance record will be made. If the employee has demonstrated a substantial improvement in their attendance record during the six (6) month period, they will be removed from the list.

80 In deciding whether an employee with an excessive absentee record shall be removed from or continued on the unexcused absence list, the Company will not consider those absences properly supported by proof acceptable to the Company as required above as reason for continuing the employee on the unexcused list.

                         UNEXCUSED ABSENCE - DISCIPLINE

81 Unexcused absences will be subject to the following schedule of discipline:

        1. An unexcused absence for any violation for any regular workday will result in a documented verbal warning to the employee for the first violation.

        2. A second unexcused absence within a period of six (6) months from the date of the first violation will result in a second documented verbal warning.

        3. A third unexcused absence within a period of six (6) months from the date of the second documented verbal warning will result in a written warning.

        4. A fourth unexcused absence within a period of six (6) months from the second documented verbal warning will result in a three (3) day suspension without pay.

        5. A fifth unexcused absence within a period of six (6) months from the second documented verbal warning will result in a five (5) day suspension without pay.

        6. A sixth unexcused absence within a period of one (1) year from the second documented verbal warning will subject the employee to immediate discharge.

              CONSECUTIVE REGULAR WORKING DAYS OF UNEXCUSED ABSENCE
                   WILL BE CONSIDERED AS A SEPARATE VIOLATION.


82      7.   1)   Insubordination.

             2) The refusal of any employee to obey the work orders of their immediate supervisor(s) is prohibited.

             3) Extreme insubordination will be cause for discharge.

83      8.   Any employee who directly or indirectly willfully slows down or limits production of himself or another employee, or machine, will have violated these Rules and Regulations.

84 ANY VIOLATION OF THE RULES AND REGULATIONS NUMBERED SEVEN (7), OR EIGHT (8) SHALL SUBJECT THE EMPLOYEE TO ONE (1) WEEK'S LAYOFF WITHOUT PAY FOR THE FIRST VIOLATION AND DISCHARGE FOR THE SECOND VIOLATION WITHIN A PERIOD OF ONE (1) YEAR OF WORKING TIME.

85      9.        Being  under  the  influence  of  intoxicants  or  controlled substances  while  on  the  job is prohibited.

86      10.       The employees agree not to loaf during regular working hours.

87      11.       Employees are prohibited from doing other than Company
                  work during working hours, and from using machinery, tools and equipment or Company materials for personal use.

88 ANY VIOLATION OF THE RULES AND REGULATIONS NUMBERED NINE (9) THROUGH ELEVEN (11) SHALL SUBJECT THE EMPLOYEE TO A ONE (1) WEEK'S LAYOFF WITHOUT PAY AND TWO (2) VIOLATIONS WITHIN THREE (3) MONTHS OF WORKING TIME OR THREE (3) VIOLATIONS WITHIN A YEAR OF WORKING TIME WILL SUBJECT THE EMPLOYEE TO DISMISSAL.

89      12.  Employees shall be at their work at the designated
             starting and stopping times. Washing up except when designated by the supervisor or for safety or hygienic purposes shall be done after the designated stopping times.

90      13.  Employees shall observe designated starting and stopping times.

91      14.  Leaving the plant without permission.

92 If an employee's attendance record is good, permission to leave for personal reasons will be granted by their supervisor provided the request is made not later than one-half (1/2) hour after the beginning of their work shift.

        It is agreed that the intent of this paragraph is to enable an employee with a good attendance record to leave work to attend to pressing matters not readily attended to outside their regular working hours. Any abuse of this intent by an employee will be a violation of Rule 14.

        Permission shall be automatically granted in cases of extreme emergency (death, serious illness or accident in family, etc.). However, in such emergency cases, the employee shall notify their supervisor wherever possible before their departure.

93      FOR THE FIRST VIOLATION OF THE RULES AND REGULATIONS NUMBERED TWELVE
        (12) THOUGH FOURTEEN (14), THE EMPLOYEE WILL BE SUBJECT TO A WRITTEN WARNING. FOR A SECOND OFFENSE WITHIN SIX (6) MONTHS OF WORKING TIME, THE EMPLOYEE WILL BE SUBJECT TO SUSPENSION FOR ONE (1) WEEK. FOR A THIRD OFFENSE WITHIN ONE (1) YEAR OF WORKING TIME, THE EMPLOYEE WILL BE SUBJECT TO DISCHARGE.

94 The general rules of safety must be observed. Failure to do so will incur the penalties as set forth in the Safety Code. The Company will cooperate to see that these rules of safety are observed by all employees.


                                    TARDINESS

95 If an employee is tardy, they will be excused provided they have a reason for their tardiness acceptable to the Company. In deciding on the acceptability of such reason, the Company will not act in an arbitrary manner.

        An employee who has an unexcused tardy two (2) time or more in a calendar month will receive a written warning slip from the Company. Receipt of three (3) warning slips within one (1) year will subject an employee to a three (3) day disciplinary suspension.

        Receipt of three (3) warning slips within six (6) months of the date of the three (3) day suspension warning will result in a five (5) day suspension.

        Receipt of three (3) warning slips within six (6) months of the five
        (5) day suspension warning will subject the employee to immediate discharge.

                             DISCIPLINE OR DISCHARGE

96 When it is necessary to discipline or discharge an employee for just cause, the Company will issue a written notification to the employee and to the Union within four (4) working days after the Production Manager or designated Company representative has knowledge of the improper conduct or performance, unless special investigation is required and the Union is so notified. A disciplined or discharged employee must file a written grievance within five (5) working days of the foregoing notification otherwise the discipline or discharge will be final.


                      WHEN UNION REPRESENTATION IS REQUIRED

97 If a Union employee is summoned into the office to answer a charge of violating the rules and regulations, they shall have Union representation.

        The Company will maintain an employee assistance program which is mutually acceptable to the Company and the Union.


                                   ARTICLE XII

                       GRIEVANCE PROCEDURE AND ARBITRATION

                               GRIEVANCE PROCEDURE

                                    PREAMBLE

 98 It is the conviction of the Parties that prompt and fair handling of complaints of employees and charges of violation and provisions of this Agreement will lead to more efficient operations and more harmonious relations among the employees, the Union and the Company.

        If order to be considered within the grievance procedure a complaint of an employee or a charge of violation of this Agreement must be brought to the attention of the Company within ten (10) calendar days of the event causing the complaint or charge or within ten (10) calendar days after the date on which such event should reasonably have become known.


                                      STEPS

 99 STEP 1: Before any complaint of an employee or charge of violation of any provisions of this Agreement shall be considered a grievance, there shall be a discussion of such complaint or charge between the employee and the supervisor or these two and the department steward with an attempt to settle it. It is understood that no settlement at Step 1 can establish a precedent for future cases. It is further understood that no settlement at any Step of the grievance procedure can be inconsistent with the provisions of this Agreement.

100 The supervisor will give their answer to the complaint or charge within two (2) working days. If the complaint or charge (hereinafter referred to as a "grievance") is not carried to Step 2 within three (3) working days from the time of the foreman's answer, it shall be considered settled.

101 In investigating a grievance and in discussing it with the foreman, the department steward will take only such time as is reasonably necessary.

102 STEP 2: If a grievance is not settled at Step 1, the department steward shall notify the Shop Chairman. The Shop Chairman may then enter the department to investigate the grievance and may discuss it with the Production Manager or designated Company representative. If not settled, the grievance will then be reduced to writing, signed by the aggrieved employee and presented to the Production Manager or their designated representative.

        The Production Manager or their designated Company representative will forward their written answer on the grievance to the Shop Chairman within three (3) working days after their receipt of the written grievance.

103 STEP 3: If the grievance is not settled in Step 2, the Union will present the grievance to the Manager of Operations within five (5) working days after receipt of the Production Manager's or designated Company representative's answer. If the grievance is not presented to the Manager of Operations within the five (5) working day time limit, it shall be considered settled.

        Any grievance involving disciplinary time off or discharge may be initiated by the Shop Chairman directly at Step 3.

        Within ten (10) working days after the grievance is presented to the Manager of Operations a meeting will be held between the Manager of Operations and the Shop Chairman. A representative of the IAMAW may be present and participate in this meeting.

        The Manager of Operations will forward their written answer on the grievance to the Shop Chairman within five (5) working days after the Step 3 meeting.

104 STEP 4: If the grievance is not settled in Step 3, the Union will present the grievance to the President of the Company within five (5) working days after the receipt of the Manager of Operations' answer. If the grievance is not presented to the President of the Company within the five (5) working day time limit, it shall be considered settled.

        Within ten (10) working days after the grievance is presented to the President of the Company a meeting will be held between the President of the Company and another management representative, and a representative of the IAMAW and the President of the Local Union.

        The President of the Company will forward their written answer on the grievance to the IAMAW representatives within five (5) working days after the Step 4 meeting.

105 STEP 5: If no settlement is reached at Step 4, the following will apply:

        1. If the grievance involves a potentially continuing liability to the Company a request for arbitration must be made within seven (7) working days following receipt by the Union of the President of the Company's Step 4 answer. Such request must be made in writing by the IAMAW representative to the President of the Company. If no such request is made within the seven (7) working day time limit, the grievance will be considered settled.

        2. If the grievance does not involve a potentially continuing liability to the Company, a request for arbitration must be made within sixty (60) calendar days following receipt by the Union of the President of the Company's Step 4 answer. Such request must be made in writing by the IAMAW representative to the President of the Company. If no such request is made within the sixty (60) calendar day time limit, the grievance will be considered settled.


                         MONETARY ADJUSTMENT LIMITATION

106 If any Step 1 settlement, grievance settlement, or arbitration decision involves monetary adjustment, such adjustment shall be made effective on the date the complaint or charge was presented to the supervisor at Step 1 or directly initiated at Step 3 and shall not be made retroactive for any period prior to said date.


                                   TIME LIMITS

107 The time limits set forth in the grievance procedure may be extended by mutual agreement.

                                   ARBITRATION

                             SELECTION OF ARBITRATOR

108 The parties will make every reasonable effort to agree upon a permanent arbitrator. In the event a grievance is appealed to arbitration before a permanent arbitrator has be selected, the parties will make every reasonable effort to agree upon an arbitrator to decide said grievance. If the parties cannot reach mutual agreement to the American Arbitration Association to select an arbitrator in accordance with normal AAA procedures.


                            ARBITRATION ARRANGEMENTS

109 The arbitrator chosen shall be notified of their selection and advise the parties of their fee in advance of the hearing of the hearing. Expenses and charges by the arbitrator shall be borne equally by the Company and the Union.

110 A date mutually satisfactory to the parties shall be agreed upon and the dispute or grievance shall be submitted to the arbitrator. After all facts and testimony have been presented by both parties, the arbitrator shall render their award as soon as reasonably possible.

                                     GENERAL

111 A question raised by either party as to the arbitrability of a grievance shall be subject to arbitration. The function of the arbitrator shall be of judicial nature. The decision of the arbitrator will be final and binding upon the parties, but they shall not have the power to add to, subtract from or modify the terms of this Agreement and shall decide only the issues properly before him. An arbitrable grievance must involve a question of interpretation or application of the terms of this agreement. The decision of the arbitrator will be complied with as soon as possible.

                      ARTICLE XIII - UNION REPRESENTATIVES

                                     GENERAL

112 The Union will inform the Company of the names of all Union officials including stewards. It is agreed that no employee will be discriminated against because of elected status in the Union.

        The Company will agree to such arrangements as may be necessary for the Shop Chairman and/or Union stewards to carry on their Union duties. Such arrangements shall include permission for the Union representatives to leave their department and go to any other department within the bargaining unit to investigate and/or bring about a proper and expeditious disposition of a grievance or complaint.

        The Company will pay the Shop Chairman and/or Union stewards for working time lost in processing grievances, and joint Union-Company conferences.

        The number of Union stewards may be adjusted by mutual agreement of the Company and Union.

        The view of the Company's agreement above to compensate Union representatives for working time lost, the Union agrees that such time will be limited to that which is reasonably necessary to accomplish the Union duties described above.


                           ABSENCE FOR UNION BUSINESS

113. Regular members of the Shop Committee who are to be absent on legitimate business of the Union will be excused for such absence, providing advance notification is given to their supervisor. Upon advance notice from a designated officer of the Union to the Production Manager or their designated representatives, employees other than Union representatives will be excused from work to perform legitimate Union business provided the number requested does not interfere with production requirements.

        Any time spent on Union business in accordance with this paragraph is considered as time worked in qualifying for vacations, pension, profit sharing and holidays. It is understood that the Union will not abuse this privilege.

                                 PASS PROCEDURE

114. None of the department stewards nor representatives of the Union shall leave their department, except on Company business until they have notified their foreman.


                         ARTICLE XIV - LEAVE OF ABSENCE

                                     GENERAL

115 An employee must receive permission through their supervisor for time off up to one week. Any time off in excess of one week must be supported by a leave of absence. It is understood that an employee shall not deliberately falsify reasons for requesting a leave.

116 The privilege of leave of absence not to exceed (60) days in a year may be granted to any employee if the application for such leave of absence is approved by the Company and the Financial Secretary of the Union prior to the time off requested. The Union will be notified of leaves approved by the Company. In case of sick leaves and emergencies, prior approval is not necessary.

117 Extension of a leave of absence may be granted by the Company and the Financial Secretary of the Union for good cause shown.

118 Leave of absence not to exceed sixty (60) days in a year will be allowed for up to two (2) employees total at any one time for personal reasons providing such leaves of absence are approved in advance of the requested time off by the Company and the Financial Secretary of the Union.

        No employee will receive leave of absence for the purpose of trying another job.


                         PUBLIC OFFICE OF UNION POSITION

119 Leave of absence will be granted to an employee elected or appointed to Public Office or elected or appointed to a Union position with the Local Lodge, the IAMAW, or such other labor organization as the parties may mutually agree, upon proper application of the Company. Such leave shall be granted for a period of one ear, and will be extended from year to year, but only for the same purpose for which the leave was granted.

120 Notwithstanding the provisions of Paragraph 39, an employee elected or appointed to Public Office may renew their leave from year to year for a period equal to their total seniority with the Company, except that they will not accrue seniority or service beyond a period equal to one-half their total seniority when they went on leave.

                           EDUCATIONAL LEAVE - VETERAN

121 Leave of absence up to eighteen (18) cumulative months of such leave will be granted upon request to a military service veteran for the purpose of furthering their education providing they are eligible for such educational benefits under applicable law and has submitted proof of enrollment in an institution authorized to conduct such training.

        Such leave of absence may be extended at the discretion of the Company for a period of up to an additional eighteen (18) cumulative months of such leave subject to the above conditions.


                              RETURNING FROM LEAVE

122 An employee who returns to work within the leave of absence shall be reinstated according to their position on the seniority list at their former rate of pay plus increases or minus decreases that may have become effective during their absence, provided they give at least three
        (3) days notice of their intention to return.


                            RETURNING FROM SICK LEAVE

123 An employee must present to the HUMAN RESOURCE COORDINATOR, documentation acceptable to the Company for return from Sick Leave to full-time work at full capacity or part-time work at limited capacity as denoted, if warranted by the employee's seniority standing and qualifications, will be offered an assignment to return effective no later than the second regular working day following the date of such presentation of medical approval. Failure to meet such offer deadline will require the Company to pay the employee a sum equal to the current sickness and accident daily benefit rate for each regular working day following the date of presentation of such medical evidence and continuing until the date such offer of work is made available to the employee.


                            PHYSICAL EXAM REQUIREMENT

124 When an employee who is on a leave of absence for medical reasons (non-industrial) desire to return to work, they may be required to take and pass a physical examination to prove that they are capable of performing their regular work or the equivalent thereof.


                             ARTICLE XV - JOB RATING

125 The Job Rating Committee shall consist of two (2) members of the Union, and at least two (2) members of the Company. Continuity of experience in job rating is intended so that proper administration of the plan will result. When a new job develops, or the requirements of an old job changes the job content, the job shall first be standardized as to methods of production, tooling and equipment etc. Within thirty (30) calendar days after the job is standardized and is functioning satisfactorily as to quality and quantity, the Job Rating Committee will rate out the job. The Job Rating Committee will schedule its regular meeting dates in advance on a monthly frequency. Based on the number and the urgency of pending ratings, the parties may schedule an interim meeting by mutual agreement.

                             DISAGREEMENT ON RATING

126 In the event of a disagreement between the Company and Union members of the Job Rating Committee on the job content of a new job or the job content change of an existing job they will conduct a floor review within thirty (30) calendar days. If, after the floor review is completed, a disagreement still exists a grievance will be filed. Any grievance over a job rating to be considered timely must be filed in Step 3 of the grievance procedure within thirty (30) calendar days following the floor review. Any settlement of such a grievance will be effective on the date of the floor review.


                                NEWLY CREATED JOB


127 On a newly-created job, no permanent assignment will be made until thirty (30) days after the date of the Committee's rating or the date the Company-determined rate is put into affect, whichever is the earlier. If the employee performing the job has a higher rate than that put into effect, they may accept the lower rate for the job or, within the thirty (30) days, decide to return to their previous job. However, the Company may retain them on the new job at their current rate for a period of time adequate for training a replacement.


                           EFFECTIVE DATE - GRIEVANCE

128 Where a job is re-rated and the labor grade is increased, an employee performing the job will receive the higher rate effective on the date of the floor review, provided a timely grievance concerning the rating of the job was presented to the Company and, provided they have completed the job progression.


129 In the event that the labor grade of a job is to be decreased, the parties will meet to determine the appropriate means of handling the situation.


                             ARTICLE XVI - VACATION

130 The vacation period will run from January 1 through December 31 of each year during the term of this Agreement. One week of vacation entitlement may be carried over from one year to the next; however, each year's vacation may not exceed the annual entitlement plus 1 week carryover and then only if the employee qualifying for and requesting such consideration meets the scheduling requirements of Paragraph 135. Accident and Sickness weekly benefits will not be paid for the same period as vacation except with advance Company approval.

                              VACATION ENTITLEMENT

131          Years of Service
             As Of January 1                             Vacation Entitlement
             -------------------                         --------------------
              1 but less than  5                         2 weeks
              5 but less than 10                         2.5 weeks
             10 but less than 12                         3 weeks
             12 but less than 20                         3.5 weeks
             20 or more   4 weeks

        In the calendar year during which an employee reaches their 5th, 12th, and 20th anniversary date they shall be entitled to an additional 1/2 week of vacation. With Company approval, said week may be taken up to one month prior to the employee's anniversary date.


                                WORK REQUIREMENTS

132 In order for an employee to qualify for a vacation in any vacation period they must have worked at least six (6) months during the previous vacation period. For the purpose only of calculating such work requirements, time lost from work due to a compensable work-related injury during the vacation period in which the injury occurs, will be considered as time worked.

        An employee who has worked for the Company less than one year prior to January 1 of a given year shall, upon reaching their first anniversary date, become entitled to a two (2) week vacation during such year provided they have worked at least six (6) of the twelve (12) months preceding their first anniversary date. In the event that such employee's anniversary date falls between December 15 and December 31 their vacation may, with Company approval, be scheduled to commence up to two (2) weeks prior to their first anniversary date.


                          IF WORK REQUIREMENTS NOT MET

133 An employee who, as of the beginning of a vacation period has one (1) or more years' service and has worked during the preceding year but does not meet the six (6) months' work requirement set forth in marginal Paragraph 132 above shall not be entitled to a vacation during said vacation period. they shall, instead, receive an in-lieu-of vacation payment based upon the following formula:

                                                    # of Straight Time
             Years of Service                       Earnings During Preceding
             As Of January 1                        Year
             ----------------                       --------------------------
              1 but less than  5                             4%
              5 but less than 10                             5%
             10 but less than 12                             6%
             12 but less than 20                             7%
             20 or more                                      8%

                                      27

                                  VACATION PAY

134 An employee will be paid prior to their vacation of one week or more for the appropriate number of hours to be taken at this regular rate subject to the above requirements and appropriate advance scheduling. In order to receive vacation pay in advance of their vacation, notification must be received by the Company before 9:00 a.m. of the second Thursday which precedes the week in which their vacation is to be taken.


                              SCHEDULING PROCEDURE

135 The procedure to be followed in scheduling vacations shall include the following:

        1. The number of weeks of vacation eligibility is determined for each department.

        2. Based on this number, the vacation quota(s) are established for the departments. The Company follows the policy of allowing vacation weeks to be taken between January 1 and December 31.

        3. During October of each year, employees are asked their vacation preference for the coming vacation year. The principle of seniority in asking vacation preference is followed within each department and shift, insofar as possible.

        4. At Company option, operations may be shut down for vacation for up to four (4) working days each year and vacation pay will be given to employees who elect to take such time as vacation. Such days must be scheduled in conjunction with Christmas, and/or New Year's Day, and/or July 4 holidays.

        5. An employee may take a day at a time vacation up to their full entitlement of such vacation.

        6. Three existing days of current vacation can be taken in 1/2 day increments . . . not to be coupled with personal business.

        7. Regular vacations plus day-at-a-time vacations on the last regular work day prior to and the first regular work day after a holiday(s) and the Friday prior to deer season cannot exceed the department or shift group established quota plus 50%.

        8. Requests for day-at-a-time vacations should be made PRIOR TO THE START OF THEIR SHIFT ON THE DAY REQUESTED. If an employee is sick and calls in on time, they may specify that day as a day of vacation to a maximum of their full entitlement.

        9. The use of day-at-a-time vacation cannot disrupt production operations.

                             PAY IN LIEU OF VACATION

136 An employee who is quitting or retiring will be entitled to pro-rate vacation pay based on the appropriate percentage for their length of service for all regular straight time earnings from the beginning of the vacation period until their termination if they satisfy the work requirements listed in Paragraph 134 and if they gives the Company at least five (5) working days notice of their intention to quit or retire.

        Payment in lieu of vacation may be made to any employee for a vacation not taken by the individual, if they are eligible for a vacation in accordance with the above paragraphs, but has not actually worked ten
        (10) months during the qualifying period. Upon an employee's death, their beneficiary, as shown in the Group Life Insurance Record, will be entitled to pro-rate vacation pay based on the appropriate percentage for the employee's length of service for all regular straight-time earnings from the beginning of the vacation period until their death.


                          RETURN FROM MILITARY SERVICE

137 When an employee returns to work from a duly authorized leave of absence to the armed services, their vacation rights will be determined as follows:

        1. If the employee returns to work between January 1st and June 30th inclusive, they shall be entitled to full vacation rights for the vacation period in which they return and must take their vacation.

        2. If the employee returns to work between July 1st and December 31st inclusive, they shall be depending upon their years of service, entitled to 4%, 5%, 6%, or 8% of their regular straight time hourly earnings between July 1st and December 31st in lieu of a vacation for the vacation year during which they return.

        3. All time spent in the armed services which is supported by a duly authorized leave of absence shall be considered the same as work time for computing vacation rights for the vacation period which follows the vacation period during which the employee returns to work.


                              ARTICLE XVII - WAGES

                          NEW HIRE RATE AND PROGRESSION

138 The new hire rate shall be in accordance with the Wage Rate Schedule below; but, after consultation with the Shop Committee, the Company may employ applicants with significant experience at a higher rate than the new hire rate. Upon attaining seniority, an employee shall receive a seniority rate in accordance with the annual rate schedules following this paragraph, (unless they were employed at a higher rate) and be assigned a home department. The rate increases for 12 months, 24 months, etc., shown on the rate schedules below shall become effective once the employee in question has actually worked 52 calendar weeks, 104 calendar weeks, etc. on the job in question.

                                      WAGES

139     SICKNESS AND ACCIDENT (S&A)

        SHORT TERM DISABILITY
        Benefits to be paid at 43.75% of the base rate with a minimum benefit rate of $225.00 and a maximum benefit rate of $275.00.

        The above rates to be applied at all steps of the progression rates in the wage schedule.


        LONG TERM DISABILITY
        Long-term Disability benefits will be paid at 60% of employee's monthly base wage upon completion of the benefit waiting period. The benefit waiting period will be 180 days of continuous disability. A period of disability will be considered continuous even if the employee returns to work for up to a total of 30 days during the benefit waiting period. The benefit waiting period will be extended by the number of days the employee temporarily returned to work.

        Long-term Disability benefits will continue until the earlier of the following dates: date the employee ceases to be disabled; or the date of the employee's 65th birthday.


140 Effective February 8, 1998, the Company will increase all levels of the progression rates for each job .40/hr for each of the 3 years of the Labor Agreement per the effective date of the Contract.


                                401K SAVINGS PLAN

141 401K match in Chart Stock will be based on the following EBIT level progression up to the first 6% of employee's base wage. Minimum EBIT for Company match is "0" EBIT.

             0 - $1,999,999 EBIT (25%) of 1st 6% saved

             $2,000,000 EBIT and over (50%) of 1st 6% saved

             Base Wages

        The 401K match will be made on the employee's annual base wage except for exclusions noted in subparagraph 6, paragraph 142 - Compensation Excluded for Profit Sharing and 401K Match.

                                 PROFIT SHARING

142 Profit sharing for the ALTEC personnel shall be on the following basis, for 1998 - 2000.

        1.   10% common pool for all ALTEC employees.

        2.   Minimum EBIT for profit sharing.

                  2,000,000 each year for the duration of the agreement

        DISTRIBUTION OF EBIT PROFIT SHARING POOL

        1. The profit sharing distribution will be made as a % of individual annual base wages except for exclusions noted in sub-paragraph 6.

             The base wage distribution % is determined as follows;

             Base Wage Profit Sharing % =                  EBIT Pool $
                                                    --------------------------
                                                        Total ALTEC Annual
                                                        Base Wage Payroll

        2. Actual distribution will occur in August of the current year and February of the following year for current year profit sharing. The August distribution will be 50% of the estimated common EBIT profit sharing pool based on mid-year EBIT. The reason for a reduced distribution at mid-year is to allow for possible variations in profit in the last half of the year.

             Profit sharing will be a 100% distribution of the Common EBIT Pool as a % of base wage.

        3.   The Profit Sharing Payment Schedule will be as follows;

             1998 Pool $          August 1998            February 1999
             1999 Pool $          August 1999            February 2000
             2000 Pool $          August 2000            February 2001


                      COMPENSATION BASIS FOR PROFIT SHARING

        4.   PARTIAL YEAR DISTRIBUTION

             It is agreed that those individuals who retired during a current year would receive a pro-rata distribution based on that current year's base wages earned. The same will also apply to individuals who left the hourly work force during the duration of this agreement. For employees terminated for disciplinary reasons, no pro-rata distribution will be made.

                             PROBATIONARY EMPLOYEES

        5. Probationary employees will be paid profit sharing on a pro-rata basis for base wages earned in a given year. Payment will be made after the probationary employee achieves seniority.

             Determination of base wages will be based on wages from the start date.

             COMPENSATION EXCLUDED FOR PROFIT SHARING AND 401K MATCH

        6. Compensation excluded from the wage base for purposes of calculating profit sharing and 401k Match are:

                  Overtime
                  Service Trip Premium
                  S&A Benefits
                  Worker's Compensation
                  Profit Sharing

        All other compensation is included in the wage base for determination of profit sharing AND 401k Match.

                                 SHIFT PREMIUMS

143. The second shift shall receive twenty-seven ($.27) cents per hour over the day shift and the third shift shall receive thirty-two ($.32) cents per hour over the day shift.

                             APPRENTICESHIP PROGRAM

144 The Apprenticeship Committee shall consist of two from the Company and two from the Union.

        One representative of the Union will be from the Apprenticeship category required, the second representative shall be the Local Lodge President or a designated appointee.

        Before any changes are implemented in the Apprenticeship Program, the Company and the Union Shop Committee will discuss such change.


                            ARTICLE XVIII - CHECK-OFF

145 Upon receipt of a signed authorization of the employee involved, the Company shall deduct from the employee's pay the initiation fee and regular monthly dues payable by them to the Union during the period provided for in said authorization. The amount will be certified by the Financial Secretary of the Local Lodge.

146 Deductions shall be made on account of the initiation fee and regular monthly dues payable from the first paycheck of the employee after receipt of the authorization and monthly thereafter from the second paycheck of the employee in each month.

147 Deductions provided in Paragraphs 145 and 146 shall be remitted to the Financial Secretary of the Union no later than the fifth (5th) day following the deduction and shall include all amounts due and those dues not deducted in the previous month. The Company shall furnish the Financial Secretary of the Union, monthly, with an alphabetical record of those for whom deductions have been made and the amounts of the deduction.

148 The parties agree that check-off authorizations shall be in the following form:

149     "Name of Employee _________________________________________
        Dept. No. ____________________________
        Clock No. ____________________________
        Date _________________________________

        I hereby authorize and direct the Company to deduct from my pay beginning with the current month, the initiation fee and regular monthly membership dues in the IAMAW.

        I submit this authorization with the understanding that it will be effective and irrevocable for a period of one (1) year from this date, or up to the termination date of the current collective bargaining agreement between the Company and the IAMAW, whichever occurs sooner.

        This authorization shall continue in full force and effect for yearly periods beyond the irrevocable period set forth above unless revoked by me within fifteen (15) days prior to the end of any such period. I shall also have the right to revoke this authorization at any time within a period of fifteen (15) days prior to the termination date of any collective bargaining agreement between the Company and the Union if such termination shall occur within one of the aforenoted yearly periods. Such revocation shall be effected by written notice, sent by Registered Mail, Return Receipt Requested, to the Company and the Union within such fifteen (15) day period.

        Signature: _____________________________________________________".

150 The Union agrees to indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that may arise out of, or by reason of, action taken or not taken by the Company in complying with the provisions of this Article, in reliance upon the Check-Off Authorizations which have been furnished it.



                                   ARTICLE XIX

                        CLAUSES RELATING TO PENSION PLAN

                          SECTION I: ALTEC PENSION PLAN

151 Subject to the provisions of Section 4 of this Article, and unless the parties otherwise agree, the Pension Plan for Hourly Rated Employees of ALTEC International (hereinafter referred to as the "Pension Plan") which was effective January 4, 1986, will continue to be maintained pursuant to the terms of the Pension Plan, except that the Pension Plan will be frozen and no further contributions shall be made to the Pension Plan after March 31, 1998. The Company may continue to make such changes in the Pension Plan as, in the opinion of the Company, are required for compliance with the Employer Retirement Income Security Act of 1974, as amended, and any rules and regulations promulgated thereunder (hereinafter collectively referred to as the "Act"), provided that if any such changes diminish benefits under the Pension Plan, the Company shall attempt to minimize such effect.

        To be effective, written notice of proposed change(s) must be served by one party upon the other no less than sixty (60) days prior to any modification or change in the Pension Plan, except such as may be required to conform with the Act or Section 401(a) of the Internal Revenue Code of 1954, shall be prospective in its application and shall be made effective as of the date on which agreement with respect to such modification or change is reached by the Company and the Union.

                         SECTION II: FUNDING OF BENEFITS

153 The Company will continue to make contributions to the ALTEC Pension Plan to fund obligations for past service credit.

154 Neither the Company nor the Union, except under the conditions specified in Paragraph 151 of this section, shall demand any change in the Pension Plan nor shall either be requested to bargain with respect to any change in the Pension Plan, nor during the term of the Pension Plan, nor shall any modification, alteration, or amendment of said Pension Plan, be an objective of, or reason for, any strike or lockout or other exercise of economic force or threat by either the Union or the Company.

                      SECTION 3: AGREEMENT RETIREMENT DATE

155 The normal retirement date of each employee will be the first day of the month following the month in which the employee's 65th birthday occurs. An employee who retires after their normal retirement date shall receive a retirement pension, payable commencing at their actual retirement date, consisting of the following:

        1. An amount determined as if they had retired on their normal retirement date; plus

        2. For service accrued after their normal retirement date, an amount determined in accordance with the respective benefit rates in effect for each year or portion thereof in which such service was accrued.

                                      OTHER

156     RETIREMENT DEATH BENEFIT

        For those employees retiring after February 4, 1995, the retiree death benefit is $4,000.

157     MEDICARE PLAN "B" SUPPLEMENT

        Actual cost up to a maximum of $50.00/month, life of agreement


158            IAM NATIONAL PENSION FUND - NATIONAL PENSION PLAN

        A. The Employer shall contribute to the I.A.M. National Pension Fund, National Pension Plan as shown below for each hour for which employees in all job classifications covered by this Agreement are entitled to receive pay under this Agreement as follows:

                  $.45 per hour effective February 8, 1998
                  $.45 per hour effective February 7, 1999
                  $.50 per hour effective February 6, 2000

        B. The Employer shall continue contributions based on a forty (40) hour work week while an employee is off work and being compensated for any such time by the employer.

        C. Contributions for a full-time employee are payable from the first day of employment.

        D. The I.A.M. Lodge and the Employer adopt and agree to be bound by, and hereby assent to, the Trust Agreement, dated May 1, 1960, as amended, creating the I.A.M. National Pension Fund and the Plan rules adopted by the Trustees of the I.A.M. National Pension Fund in establishing and administering the foregoing Plan pursuant to the said Trust Agreement, as currently in effect and as the Trust and Plan may be amended from time to time.

        E. The parties acknowledge that the Trustees of the I.A.M. National Pension Fund may terminate the participation of the employees and the Employer in the Plan if the successor collective bargaining agreement fails to renew the provisions of this pension Article or reduces the Contribution Rate. The parties may increase the Contribution Rate and/or add job classifications or categories of hours for which contributions are payable.

        F. This Article contains the entire agreement between the parties regarding pensions and retirement under this Plan and any contrary provision in this Agreement shall be void. No oral or written modification of this Agreement shall be binding upon the Trustees of the I.A.M. National Pension Fund. No grievance procedure, settlement or arbitration decision with respect to the obligation to contribute shall be binding upon the Trustees of the said Pension Fund.

                 HEALTH INSURANCE (HEALTH AND DENTAL INSURANCE)

159 The Company will offer individuals retiring after December 21, 1990, the opportunity to participate in the ALTEC International Health Care Plan for an additional 18 months beyond the 18 month period allowed by COBRA (Consolidated Omnibus Budget Reconciliation Act), by paying 100% of the premium cost for coverage of similarly situated individuals. The applies to individuals retiring at age 62 or later. This offer is effective from December 21, 1990 through February 3, 2001 on a non-precedent setting basis. Actual cost of this plan may change on a year-to-year basis as determined by the health care provider. This provision is no longer applicable when an individual reaches age 65 or is eligible for Medicare.

        Cost experience and impact of this group on Health Insurance costs is to be followed.

                            SECTION 4: EFFECTIVE DATE

160 Any modification agreed upon between the parties under Section 1, Paragraph 153 of this Article , resulting from negotiations commenced as a result of the sixty (60) day notice referred to therein shall take effect on the day after the Pension Plan expiration date which was in effect at the time the sixty (60) day notice was given.


                             ARTICLE XX - INSURANCE

                                     BOOKLET

161 The new Health Insurance Booklet will be distributed to the membership within three (3) months of the policy effective date.


                               INSURANCE COMMITTEE

162 The insurance committee shall consist of one (1) representative of the Company and one (1) representative of the Union.

                          DUTIES OF INSURANCE COMMITTEE

163     1.   The insurance committee shall meet every six (6) months and the agenda shall be established prior to the date of the meeting. A representative of the insurance carrier shall be asked to attend the meetings.

        2. The insurance committee shall be authorized to review all financial aspects of the insurance plan and be furnished complete expenditure and benefit data.

        3. Members of the insurance committee shall be authorized to inquire on the status of any claim submitted by any member of the Union.


                                     GENERAL

164     1.   The group insurance coverage will terminate on February 3, 2001.

        2. There shall be no modification in the benefits provided under the insurance plans during the policy term except as mutually agreed by the parties or required by law. Any dividend paid on the insurance policy shall be paid in full to the Company.

        3. In the event the insurance carrier does not pay full benefit as prescribed in the master policy without justifiable reasons, ALTEC International shall further process the claim on behalf of the employee with the insurance carrier.

        4. Should alternate company health insurance plans become available, the Company and Union will meet to discuss the opportunity to participate in such plans.

        5. The Company and Union agree that the Section 125 Plan is in effect for the duration of this agreement.


                    HEALTH AND DENTAL INSURANCE COST SHARING

        1.   CHART BASIC

             Employee shares 10% of future premium increases or decreases for life of agreement.

        2.   CHART PLUS

             Employee shares 20% of future premium increases or decreases for life of agreement.

        3.   GLHP PLUS (HMO)

             Employee shares 30% of premium increases or decreases for life of agreement.

             $10/office visit payment.
             $450/$150 deductible will apply to hospitalization.

        4.   GLHP BASIC HMO

             Employee shares 30% of premium increases or decreases for life of agreement.

        5.   GUNDERSON LUTHERAN HMO

             Employee shares 30% of premium increases or decreases for life of agreement.

        4. Employees who can provide proof of other medical plan coverage may opt out of Chart plans or HMO and receive a payment during the course of the plan year. The payment may be taken as either cash, which is taxable, or placed on a pre-tax basis in a flexible spending account in the employee's name. The payment for each year is as follows:

                           1st Year         -             $1,000.00
                           2nd Year         -             $1,000.00
                           3rd Year         -             $1,000.00

             Payout will occur on a monthly basis (Ex: 12 mos X $83.34 = $1,000.08)

        5.   DENTAL

             Employee shares 20% of future premium increases or decreases for life of the agreement.

        6.   LIFE INSURANCE

             For the life of the agreement employees will be insured to a minimum of $23,000 or a maximum of one times annual base wage, whichever is greater.

             Employees may purchase up to three times base wage (minimum
             $23,000)


                        ARTICLE XXI - COMPANY OWNED TOOLS

165 In an effort to provide safer and more effective production equipment, the Company and the Union, do hereby agree to the following:

        The Company shall loan to each employee, at no cost to him, a set of tools and tool container with lock (where needed) adequate for the proper and efficient performance of their duties subject to the following conditions:

        1. The Company shall determine what tools are required for each job, and shall list against each job the normal tools required for it. Any tools which are to be required at the worker's expense shall be listed accordingly.

        2. The Company shall replace worn tools which are broken through normal use at no cost to the worker.

        3. The Company shall indelibly mark each tool and tool container so that it may be identified to the individual worker.

        4. The Company shall, through its foreman, make such inspections of the tools and tool containers used by each worker as may be required. All inspections of the tools and tool containers shall be done in the presence of the employee to whom they are charged. No tool container shall be opened during the absence of the employee to whom they are charged. When inspection is being made in search of a missing tool, it shall be done in the presence of an authorized Union steward.

        5. Each worker shall maintain a complete set of tools at all times and shall report any and all tools or tool containers missing, lost, or stolen from their set to their supervisor for replacement immediately.


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




        6. Each worker shall reimburse the Company for replacement of Company tools or tool containers lost or stolen while charged to him. If payment is not made in cash to the crib clerk, the amount for which the worker is charged shall be deducted from their paycheck. If the cost is more than three dollars ($3.00), deduction can be made from more than one paycheck. If the missing, lost or stolen tool is recovered in good condition, suitable adjustment shall be made to the worker. In the event that a tool box equipped with tools is missing, lost or stolen, the Company will be responsible for the cost of such equipped tool box.

        7. A worker shall only use personally owned tools when authorized by their foreman.

        8. Any improperly identified tools found in a worker's possession shall be removed and placed in the tool crib.

        9. Any tools or tool containers with identification markings found in any improper area shall be returned to the worker to whom they are then charged.

166 Any employee leaving the employ of the Company shall satisfy their tool account before receiving their final pay.


                                  SAFETY CREED

167 "One must not believe the SAFETY begins with your fellow employees, it begins with YOU! The Safety Program can do everything possible to protect you and your fellow employees, but if YOU disregard SAFETY, you not only endanger yourself, but those around you. SAFETY must be practiced twenty-four hours a day, as an accident requires less than one second to happen. That "second" may mean a costly and permanent injury to yourself or to a fellow employee, which you will think about for the rest of your life. It is far easier to live with SAFETY than the results of a careless "accident".

                       ARTICLE XXII - ACCIDENT PREVENTION

                                SAFETY COMMITTEE

168 The Safety Committee shall consist of the Shop Chairman department stewards, foreman, Production Manager and Manufacturing Engineering Manager of their designated representative and any other individuals deemed appropriate.

                         FUNCTION OF SAFETY ORGANIZATION

169 The function of the Safety Committee shall be to cooperate in reducing accidents by:

        1. Reporting of hazards and unsafe practices from their respective departments.

        2. Bringing about the cooperation of all employees both Union and Management to carry out the safety program.


                                 SAFETY PROBLEMS

170 If a safety problem arises in the department, the steward will call it to the attention of the foreman. Should the safety problem still not be solved within a reasonable period of time, the steward may call the shop Chairman to investigate the problem. The Shop Chairman may discuss the problem with the Production Manager. If the problem still exists, it shall be placed on the agenda of the next regular Safety Committee meeting. If the problem exists following consideration by the Safety Committee, the Union may call in an outside expert to review the problem and discuss it with the Shop committee and the Company with the objective of obtaining a mutually satisfactory solution.


                                SAFETY COMMITTEE

171     The duties of the Safety Committee shall be:

        1. To meet at least once during each month to consider and, if appropriate, implement safety recommendations of the Safety Committee or others.

        2. To participate on inspection teams that will make quarterly inspection tours of the plant during the first full week of each quarter. the inspection team will consist of members of the Safety Committee or designated representatives.

        3. To investigate reports of hazards and unsafe practices and effect correction. Reports made by the inspection team and any other reports from the Safety Committee will be reviewed at the monthly safety meeting and any unsafe conditions or practices will be called to the attention of the supervisor of the department involved. Every reasonable effort will be made to have the unsafe condition or practice corrected promptly.

        4. Upon the request of the Shop Chairman or their designated representative where evidence exists that a chemical or substance to which an employee is exposed in the workplace may be toxic and hazardous, the Company will provide the Union and the employee with the Company's safety data sheets or their equivalent, including information about any available remedies and antidotes for such materials.

        5. In case of a serious injury to an employee, the department steward will be notified promptly so that they can investigate the accident.

        6. In the event of a disagreement as to the liability of the Company in the case of an injury of an employee, the Manager of Operations will, upon request, review the pertinent facts of the case with the Shop Chairman. The Company agrees to pay for the time lost by the Shop Chairman from regular working hours for such review with the understanding that this privilege will not be abused. No such review will be made if the case is given to an attorney.

        7. The Safety Steward will be permitted to carry out their duties relating to safety and health.

        8. The Safety Committee is responsible for making proper decisions on Safety, consistent with established safety practices.

        9. The Company will be responsible for any and all discipline resulting from any safety violation.


                               SAFETY COOPERATION

172 The Safety Committee realizes that a safe plant is an efficient one and will devote its energies to this accomplishment. In order to carry out this program, the Safety Committee will need 100% cooperation of all employees of ALTEC International. The committee encourages the making of suggestions.

        The Union and employees agree that they will cooperate in promoting safety and health programs and will comply with all safety rules and regulations and to use safety equipment as required by OSHA and the Company.


                             SELECTION OF COMMITTEE

173 The Company and Union Safety Committee representatives will be chosen by the Production Manager and Shop Chairman respectively, and will serve for a period of one year. Stewards selected will serve the full period whether or not they continue as stewards for the full term. A replacement who fills a vacancy shall serve out the balance of the term of their predecessor and may serve the next full term, if selected.


                                  SAFETY CODES

174 The purpose of these safety rules is to protect the employees as they work and ensure that they work safely. By following these rules, they should avoid injury to themselves or fellow employees. Strict enforcement of these safety rules will materially reduce the possibility that someone else will commit an unsafe act which could endanger them.

        1.        The work place is to be keep clean and orderly.

        2. The Safety equipment prescribed for any particular job shall be used in a proper manner at all times.

        3. Safety glasses and/or approved eye protection are to be worn as prescribed, in all designated areas.

        4. Rings, bracelets, wrist watches, loose garments or neckties should not be worn while operating a machine. Long sleeves and gloves may be worn for those jobs where it is appropriate.

        5.        Safety shoes are required by all employees on the shop floor.
                  Safety shoes worn must comply with all current American National Standard Codes (A.N.S.I. Z41-1991 Directive) and O.S.H.A. guidelines that are in effect.

        6. Complete instructions and permission must be obtained from a supervisor before operating any machine which an individual does not normally operate. All safety guards on machines must be in place and functional.

        7. A lock-out on the power switch must be used while performing any maintenance work on a machine which requires placing any part of the body into or near its mechanism.

        8. Individuals must not reach through or behind a safety guard while a machine is running.

        9. Before cleaning, oiling, or adjusting the moving parts of a machine, it is mandatory that the machine be completely shut down and locked out.

        10. Cranes must be operated only by individuals familiar with their operation.

        11. Only authorized personnel are permitted to operate industrial power trucks or power hand trucks. Such authorized personnel will comply with the General Operating & Safety Rules for Power Vehicles.

        12. Defective or damaged hand tools, mushroomed chisels, punches, etc., and files without handles are not to be used.

        13. Aisles must not be blocked. If at any time anything is placed in a aisle, it must be moved. If the aisle is to be blocked for any period of time, the area supervisor will notify the appropriate personnel.

        14. There will be no smoking during the period between the starting and stopping time of your designated shifts up to and including overtime worked. Smoking will be allowed during the employee's designated lunch period outside all ALTEC buildings.

        15. Compressed air is to be used with caution. Never use compressed air for cleaning clothing, exposed parts of the body, or for cooling purposes.

        16. Projecting nails in boxes, boards, or barrels, which are exposed, are to be bent over or removed. Other dangerous sharp projections should either be eliminated or protected.

        17. Electrical apparatus should be repaired only by authorized personnel, regardless of how minor the problem seems to be. The supervisor is to be advised of the condition, they will secure proper assistance. Electrical cabinets are not to be used for storage.

        18. Lift properly - with the knees and legs, and not the back. Get help rather than risk a strain.

        19. All injuries, no matter how minor, are to be reported promptly to a supervisor and then to the appropriate medical facility.

        20. Horseplay, scuffling, throwing of objects, and running is unsafe and it is forbidden. This applies to all Company premises, including the parking lots.

        21. Industrial gases are to be stored in a safe manner, in keeping with standards established for their storage.

        22. No employee shall remove, displace or damage any safety device or safeguard furnished and provided for use in any employment or place of employment, nor interfere in any way with the use thereof by any other person, nor shall any such employee interfere with the use of any method or process adopted for the protection of any employee in such employment or place of employment or frequenter of such place of employment, nor fail or neglect to do every other thing reasonable necessary to protect the life, health, safety or welfare of such employees or frequenters. (Extracted in part from the Wisconsin Industrial Commission statutes and provision).

        23. The above safety rules are not meant to be inclusive nor do they supersede existing plant rules which may imply stricter measures.

        24. No employee shall be disciplined or discharged for refusing to work on a job if refusal is based on a reasonable claim that said job is not safe or might unduly endanger the employee's health and safety.

        25. $120.00 per person total, life of contract for the purchase of safety shoes.


                              REPORTING VIOLATIONS

175 The reporting of violations will be conducted in the following manner: the supervisor will make out violation forms in quadruplicate, the supervisor will retain one (1) copy and send three (3) copies to the Manager of Operation's office. One completed copy will be sent to the Union.

                                    PENALTIES

176     Penalties for the above violations will be as follows:

177 1ST VIOLATION: Violator will be presented with a violation slip, and instructed in accident prevention and warned against future violations.

178 2ND VIOLATION: Violator will be presented with a violation slip and be suspended for a period of five (5) hours.

179 3RD VIOLATION: Violator will be presented with a violation slip and be suspended for a period of two (2) days.

180 4TH VIOLATION: Violator will be presented with a violation slip and will be suspended for a period of one (1) week.

181 SUBSEQUENT VIOLATIONS: Violators shall be subject to further disciplinary action including discharge.

182 The above penalties are based on cumulative violations within any one year period.

                              GENERAL SAFETY GUIDES

183   1.     Employees are not required or expected to take any risks from which they cannot protect themselves by care and judgment.

184   2.     Employees are not to rely on the watchfulness of others, but must protect themselves when and where their own safety is involved.

185   3.     In view of the possible effect on safety, no employee shall change any customary safety method or work without first consulting the foreman.

186   4.     Learn the location of fire extinguishers in the work area and be familiar with their use and purpose.

                                    FIRST AID

187 Trained first aid attendants will be provided at the facility. A list of authorized first aid attendants will be posted in a prominent place near each first aid office and will be revised as necessary, with a copy to the Union.


                               REPORTING INJURIES

188 An employee shall not fail to report an injury immediately to their supervisor no matter how small it may seem. In case the supervisor is out of their department, the injured employee shall report the injury to the department steward or designated employee.

189 If it is necessary for an employee to go to the First Aid Room, they will notify their supervisor. In case of a injury requiring emergency attention, the employee should go to the First Aid Room immediately.

190 Medial attention for industrial injuries must be authorized by the Company prior to receiving attention, except in cases of emergency.


                                 EYE PROTECTION

191 In line with the Company's policy of providing the employee with a safe place in which to work, the Company will maintain a 100% comprehensive eye protection program.

        The type of eye protection that will be worn, depending on the job or operation, will be posted. The Company will provide such eye protection to all employees. In addition, the Company will provide equipment for protecting the eyes from damage due to grinding, burnishing, arc welding, etc.


                   WHEN COMPANY FURNISHES PRESCRIPTION GLASSES

192 In the event it is determined that an employee with seniority needs corrective lenses in their safety glasses due to near-far vision problems, the employee will furnish a copy of the prescription and the Company will pay the cost of the glasses.

193 When it becomes necessary to replace prescription lenses after the first pair, because of a change in prescription needs, the employee will furnish a copy of the prescription and the Company will pay the cost of the lenses.

194 When it is necessary to replace an employee's prescription safety glasses because they are pitted to such an extent that they are no longer serviceable, the Company will pay for the cost of the new lenses if the employee has had the glasses for a period of more than two (2) years of working time. If the employee has had the glasses for less than two (2) years of working time, the Company will pay the cost of the new lenses unless there has been negligence on the part of the employee.


                                 DAMAGED GLASSES

195 Safety glasses damaged without the fault of the employee will be repaired or replaced at no cost to the employee; however, it will be the employee's responsibility to maintain the glasses in acceptable condition and to replace them if they are lost, or if they are damaged through misuse or improper care.

                                     GENERAL

196 The Company will maintain adequate facilities for necessary minor repair of safety glasses. First aid attendants will perform these functions.

197 All prescription safety glasses will be purchased through the Company. (Any exceptions must be approved by the Production Manager.)


                          ARTICLE XXIII - MISCELLANEOUS

                               NON-DISCRIMINATION

198 The Company or the Union shall not discriminate against employees because of color, race, sex, religious affiliation, nationality, age, handicap or status as a disabled veteran or Vietnam ear veteran, as prescribed by applicable state or federal law. Pronouns in the male gender appearing in this Agreement are intended to include the female gender.


               LIMITATION ON SUPERVISOR DOING BARGAINING UNIT WORK

199 The policy of the Company is to have supervisor perform supervisory work. supervisor and other non-bargaining unit employees of the Company shall not perform the work of employees in the bargaining unit other than for instructive purposes, or in case of emergencies, and when attempting to eliminate trouble on a job when employees who can eliminate the trouble or handle the emergency are not readily available, but the work so performed shall not take away any work from any employee.


                              NOTICES TO EMPLOYEES

200 All employees will be sent a notice by mail to their address, as it appears on the Company records. If it is necessary to contact an employee by telephone, the message will be given to the person answering the telephone.


                        PHYSICAL EXAM AT COMPANY REQUEST

201 An employee will take a physical examination at Company expense upon the request of the Company. Before an employee is sent for such physical examination, the Company will inform the Union and discuss the reasons for the physical examination. The time spent for such an examination will be paid at the rate of straight time.


                                 WASH UP PERIOD

202 A three (3) minute wash up period before the stopping signal will be granted for fin press operators and also vacuum furnace operators to the extent that they have been working with graphite.

                              POSTED UNION NOTICES

203 The Shop Committee will submit to the Company all proposed notices prior to the posting on Company premises.

                                 EDUCATIONAL AID

204 An educational aid program will be made available to members of the bargaining unit.

                 CELLULAR MANUFACTURING AND QUALITY IMPROVEMENTS

205 It is agreed between the Company and the Union that the parties will work together on the implementation of cellular manufacturing and quality improvement, and will meet whenever necessary to discuss issues relating to cellular manufacturing and quality improvement.

                                SUB-CONTRACTING:

206 In cases where competition, schedule or workload require the transfer of work to outside vendors, the Company will advise the Union of such need and the reasons for doing such prior to the sub-contracting.

                             OUT OF TOWN ASSIGNMENTS

207 The Company will inform the Shop Chairman when members of the bargaining unit have been sent on repair assignments outside La Crosse. Compensation while on such assignments will be based on the applicable provisions of the Fair Labor Standard Act and ALTEC International travel policy.

        The ALTEC International policy presently provides that an employee traveling on Company business outside la Crosse will receive an additional 20% (or more for certain international trips) added to their earnings applicable to paid travel time and work performed on the trip with the exception of authorized time off before and/or after a trip, travel for purposes of the employee's own training, and any trip completed within one day.

        Employees are considered first shift employees for purposes of determining normal working and sleeping hours while traveling.

        Travel, including time outside normal working hours, will be compensated according to the ALTEC International travel policy.

                              ITEMS FOR DISCUSSIONS

208 The Company and Union will discuss the following items should future conditions warrant;

        1. Method for handling National Health Care should it be instituted.

        2. Catastrophic economic conditions creating hardships for either party.

                       ARTICLE XXIV - STRIKES AND LOCKOUTS

                             NO STRIKE - NO LOCKOUT

209 Since the procedures set forth in this Agreement provide the means for peaceable settlement of all differences, disputes, complaints, and grievances that may arise between the Company and the Union, it is agreed that, during the term of this Agreement, neither the Union nor any of its members shall authorize, encourage, or participate in any strike or slowdown, and that there shall be no lockouts by the Company.

                               VIOLATION OF CLAUSE


210 In the event of an illegal, unauthorized or uncondoned strike, sit down, slowdown or interference with the operation by an employee or employees in violation of this Agreement, the Union will undertake all reasonable means at its disposal to terminate such action. Employees who participate in or are responsible for such violation may be discipline or discharged, and such discipline or discharge shall be subject to the grievance procedure except as to employees who do not terminate the violation promptly. The question of whether an employee participated in or had any responsibility for such violation shall in every case be subject to the grievance procedure. In the event that the Union, using immediate action, is unable to induce the employee or employees to terminate such unauthorized action, the Company will not hold the local Union or its officers or the International Union or its officers financially responsible therefor.


                                   ARTICLE XXV

                              DURATION OF AGREEMENT

211 This Agreement shall remain in full force and effect until 11:59 p.m. on February 3, 2001, and on a year-to-year basis thereafter unless on or before December 5, 2000 (or, in the event of a year-to-year extension, at least sixty (60) days prior to the Agreement expiration date), either the Company or the Union serves upon the other party a written notice of its desire to terminate this Agreement and negotiate a succeeding Agreement.

212 No other agreement can modify the terms of this Agreement unless entered into as a written amendment or supplement hereto.

213 It is understood that if any of the above articles or article or parts thereof, are in conflict with federal or state rulings, laws, or executive orders, such federal or state rulings, laws or executive orders shall apply.

        Agreed to this ________ day of _________________________, 1998.

        ALTEC INTERNATIONAL                  LOCAL LODGE 2191 OF
                                             DISTRICT LODGE 66 OF THE
                                             INTERNATIONAL ASSOCIATION OF
                                             MACHINISTS AND AEROSPACE
                                             WORKERS, AFL-CIO



        /S/ MICHAEL J. WAHLEN                /S/ TOM O'HERON
        /S/ CARL L. GRIFFIN                  /S/ JAMES C. KALDUNSKI
        /S/ WILLIAM A. LOUNSBROUGH           /S/ TODD A. HANSON
        /S/ GEORGE W. SNAPP, JR.             /S/ KEVIN P. BIGLEY
        /S/ MAX C. GRAMLING
        /S/ JOEL A. GUBERUD

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